For the six months ended August 31, 1995                            Exhibit 77C
File Number 811 - 3882





     A special meeting of shareholders of PaineWebber Atlas Global Growth Fund ("Global Growth Fund") was held on July 21, 1995. At the meeting the following agreements were approved for Global Growth Fund:


     1) To consider an Agreement and Plan of Reorganization and Termination under which Mitchell Hutchins/Kidder, Peabody Global Equity Fund ("MH/KP Global Equity Fund"), a series of Mitchell Hutchins/Kidder, Peabody Investment Trust,would acquire the assets of Global Growth Fund in exchange solely for shares of beneficial interest in MH/KP Global Equity Fund and the assumption by MH/KP Global Equity Fund of Global Growth Fund's liabilities, followed by the distribution of those shares to the shareholders of Global Growth Fund.

The votes were as follows:


                       All Shares Voting as a Single Class
            Shares               Shares                        Shares
           Voted For          Voted Against              Withhold Authority
           ---------          -------------              ------------------
          11,549,856              193,895                      767,059


     2) To consider a Suby-Advisory Agreement between Mitchell Hutchins Asset Management Inc. and GE Investment Management Incorporated.

The votes were as follows:



                       All Shares Voting as a Single Class
            Shares               Shares                        Shares
           Voted For          Voted Against              Withhold Authority
           ---------          -------------              ------------------
          11,539,992             203,920                       766,898